St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

NEWS RELEASE

MEDIA AND INVESTOR CONTACT:

Angela Craig

acraig@sjm.com

Tel	651 481 7789

St. Jude Medical Reports Fourth Quarter and Full-Year 2008 Results

ST. PAUL, Minn. – Jan. 27, 2009 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and year ended Jan. 3, 2009.

Fourth Quarter and Full-Year Sales

The Company reported net sales of $1.133 billion in the fourth quarter of 2008, an increase of 11 percent compared to the $1.018 billion in the fourth quarter of 2007. Foreign currency translation comparisons decreased fourth quarter sales by approximately $29 million.

Net sales in 2008 were $4.363 billion compared to $3.779 billion in 2007, an increase of 15 percent. Foreign currency translation comparisons increased full-year 2008 sales by about $120 million.

Commenting on the fourth quarter and full-year results and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We are pleased to have achieved strong growth across all of our product platforms in 2008, including a 14 percent revenue increase in Cardiac Rhythm Management. The solid outperformance in our Atrial Fibrillation and Neuromodulation businesses in the fourth quarter in particular underscore the long-term growth opportunities and acceleration of these programs. St. Jude Medical’s growth, together with actions we have taken to advance our product platforms through acquisitions, gives us confidence in our ability to achieve continued success.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $680 million for the fourth quarter of 2008, a 7 percent increase compared to the fourth quarter of 2007. Total CRM product sales for the full-year 2008 were $2.701 billion, representing a 14 percent increase over 2007.

Of that total, ICD product sales were $387 million in the fourth quarter, an 8 percent increase compared to the fourth quarter of 2007. The fourth quarter of 2007 contained a one-time revenue benefit to ICD sales due to a competitive product being off the market for a period of time. ICD product sales for the full-year 2008 were $1.534 billion, representing an 18 percent increase over 2007.

Fourth quarter pacemaker sales were $293 million, an increase of 5 percent from the comparable quarter of 2007. Total pacemaker sales for 2008 were $1.167 billion, up 10 percent over 2007.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $156 million, a 33 percent increase over the fourth quarter of 2007. Total AF sales for 2008 were $546 million, a 33 percent increase over 2007.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $78 million in the fourth quarter of 2008, up 32 percent from the comparable quarter of 2007. Total neuromodulation product sales for 2008 were $254 million, up 21 percent over 2007.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $219 million for the fourth quarter of 2008, a 7 percent increase over the fourth quarter of 2007. Total cardiovascular product sales for 2008 were $862 million, up 9 percent over 2007.

Sales of vascular closure products in the fourth quarter of 2008 were $92 million, a 1 percent increase over the fourth quarter of 2007. Total vascular closure product sales for 2008 were $368 million, up 4 percent over 2007.

Total heart valve product sales for the fourth quarter of 2008 were $79 million, a 7 percent increase over the fourth quarter of 2007. Total heart valve product sales for 2008 were $322 million, up 11 percent over 2007.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter, the Company recorded purchased in-process research and development charges of $319 million, or $0.92 per share, related primarily to the previously announced acquisition of MediGuide, Inc. The Company also recorded other pre-tax charges of $162 million, or $0.29 per share, comprised principally of non-cash intangible asset impairment charges. In addition to these charges, during the fourth quarter, the Company recorded a retroactive benefit of approximately $0.05 per share related to the research and development credit for the first nine months of 2008. Including these items, reported net loss for the fourth quarter of 2008 was $194 million, or $0.56 per share. This compares to reported net earnings for the fourth quarter of 2007 of $118 million, or $0.34 per share. For the full-year 2008, reported net earnings were $384 million, or $1.10 per share.

Excluding these charges and the income tax benefit recorded in the fourth quarter, adjusted net earnings for the fourth quarter of 2008 were $210 million, or $0.60 per share. Adjusted net earnings for the full year 2008 were $807 million or $2.31 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

First Quarter and Full Year 2009 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full year by product category.

The Company expects its consolidated earnings for the first quarter of 2009 to be in the range of $0.57 to $0.59 per diluted share and for full-year 2009 in the range of $2.48 to $2.54.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2008 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the following website:

Fourth Quarter and Full Year 2008 Earnings Conference Call Webcast

Annual Investor Meeting

As a reminder, we have scheduled our annual investor meeting for Friday, Feb. 6, 2009, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email J.C. Weigelt, Investor Relations Manager, at jweigelt@sjm.com for more information. The meeting will take place from 8 a.m. to 2:30 p.m. EST, and the general public and media can listen to the meeting live on the St. Jude Medical website at www.sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 14,000 people worldwide and has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements   This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	January 3, 2009	December 29, 2007		January 3, 2009		December 29, 2007
Net sales	$1,132,617	$1,018,123		$4,363,251		$3,779,277
Cost of sales
Cost of sales before special charges	283,834	266,443		1,105,938		1,003,302
Special charges	64,603	38,292		64,603		38,292
Total cost of sales	348,437	304,735		1,170,541		1,041,594
Gross profit	784,180	713,388		3,192,710		2,737,683

Selling, general & administrative expense	451,824	367,609		1,636,526		1,382,466
Research & development expense	138,655	123,889		531,799		476,332
Purchased R & D	319,354	0		319,354		0
Special charges	49,984	50,382		49,984		85,382
Operating profit	(175,637)	171,508		655,047		793,503
Other income (expense), net	(16,926)	(25,955)		(24,306)		(49,198)
Earnings before income taxes	(192,563)	145,553		630,741		744,305
Income tax expense	1,893	27,279		246,414		185,267
Net earnings	$(194,456)	$118,274		$384,327		$559,038

Adjusted net earnings (Non-GAAP)	$209,728 (1)	$189,304	(2)	$806,623	(3)	$651,943	(4)

Diluted net earnings per share	($0.56)	$0.34		$1.10		$1.59
Adjusted diluted net earnings per share (Non-GAAP)	$0.60 (1)	$0.54	(2)	$2.31	(3)	$1.85	(4)

Weighted average shares outstanding- basic	344,498
Weighted average shares outstanding- diluted	348,936	350,696		349,722		352,444

(1)	Fourth quarter 2008 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $404,184 or $1.16 per share:

- $319,354 purchased R&D charges, or $0.92 per share, primarily associated with the Company’s acquisition of MediGuide, Inc.

-$59,270 impairment and other charges, or $0.17 per share, principally related to writing down intangible assets and a technology license agreement to fair value. Of the associated pre-tax amount of $93,449, $43,465 was recorded as a special charge to cost of sales.

-$8,064 impairment charges, or $0.02 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $12,902 was recorded to other income (expense).

-$8,709 contract termination costs, or $0.03 per share, related to unfavorable inventory purchase contracts that were terminated in the fourth quarter. The associated pre-tax amount of $13,730 was recorded as a special charge to cost of sales.

-$4,699 charges or $0.01 per share, related to the Company providing its remote patient monitoring system without charge to existing St. Jude Medical CRM patients. The associated pre-tax amount of $7,408 was recorded as a special charge to cost of sales.

-$22,200 contribution expenses, or $0.06 per share, to non-profit organizations including the St. Jude Medical Foundation. The associated pre-tax amount of $35,000 was recorded toSG&A expense.

-$18,112 income tax benefit, or $0.05 per share, for the benefit relating to the first nine months of 2008 from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

(2)	Fourth quarter 2007 adjusted net earnings and adjusted diluted net earnings per share exclude after tax charges of:

- $21,452, or $0.06 per share, related to initiatives being undertaken to streamline the Company’s operations, primarily in international geographies.

- $15,683, or $0.05 per share, for an impairment charge related to the Company’s investment in ProRhythm, Inc. The associated $25,094 pre-tax amount was recorded as part of other income (expense).

- $14,922, or $0.04 per share, for impairment charges related to acquired intangible assets associated with a distribution agreement that were written down to fair value.

- $11,516, or $0.03 per share, for write-offs of inventory related to discontinued products.

- $7,457, or $0.02 per share, related to write-offs of programmers deemed obsolete due to the completed roll-out of the Company’s Merlin CRM programmer platform.

(3)	Year ended 2008 adjusted net earnings and adjusted diluted net earnings per share exclude after tax charges of:

- $319,354 purchased R&D charges, or $0.92 per share, primarily associated with the Company’s acquisition of MediGuide, Inc.

-$59,270 impairment and other charges, or $0.17 per share, principally related to writing down intangible assets and a technology license agreement to fair value. of the associated pre-tax amount of $93,449, $43,465 was recorded as a special charge to cost of sales.

-$8,064 impairment charges, or $0.02 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $12,902 was recorded to other income (expense).

-$8,709 contract termination costs, or $0.03 per share, related to unfavorable inventory purchase contracts that were terminated in the fourth quarter. The associated pre-tax amount of $13,730 was recorded as a special charge to cost of sales.

-$4,699 charges or $0.01 per share, related to the Company providing its remote patient monitoring system without charge to existing St. Jude Medical CRM patients. The associated pre-tax amount of $7,408 was recorded as a special charge to cost of sales.

-$22,200 contribution expenses, or $0.06 per share, to non-profit organizations including the St. Jude Medical Foundation. The associated pre-tax amount of $35,000 was recorded to SG&A expense.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

(4)	Fiscal year 2007 adjusted net earnings and adjusted diluted net earnings per share exclude after-tax charges of:

- $21,875, or $0.06 per share, related to the settlement of a patent litigation matter.

- $21,452, or $0.06 per share, related to initiatives being undertaken to streamline the Company’s operations, primarily in international geographies.

- $15,683, or $0.05 per share, for an impairment charge related to the Company's investment in ProRhythm, Inc. The associated $25,094 pre-tax amount was recorded to other income (expense).

- $14,922, or $0.04 per share, for impairment charges related to acquired intangible assets associated with a distribution agreement that were written down to fair value.

- $11,516, or $0.03 per share, for write-offs of inventory related to discontinued products.

- $7,457, or $0.02 per share, related to write-offs of programmers deemed obsolete due to the completed roll-out of the Company’s Merlin CRM programmer platform.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 3, 2009	December 29, 2007
Cash and cash equivalents	$136,443	$389,094
Accounts receivable, net	1,101,258	1,023,952
Inventories	546,499	457,734
Other current assets	295,863	257,403
Property, plant & equipment, net	980,176	776,795
Goodwill	1,979,407	1,657,313
Other intangible assets, net	500,535	498,700
Other assets	184,164	268,413
Total assets	$5,724,345	$5,329,404

Current portion of long-term debt	$75,518	$1,205,498
Other current liabilities	953,006	643,731
Long-term debt	1,126,084	182,493
Deferred income taxes, net	114,072	107,011
Long-term other liabilities	219,759	262,661
Total equity	3,235,906	2,928,010
Total liabilities & equity	$5,724,345	$5,329,404